Exhibit 10.2

LNG SALES AGREEMENT

Between

SPECTRUM ENERGY SERVICES, LLC

An Alaska Limited Liability Company with offices at
8505 South Elwood Avenue, Building #123
Tulsa, OK 74132
Telephone: 918-298-6660
Fax: 918-298-6662

SELLER

and

CLEAN ENERGY

A California Corporation, with offices at
3020 Old Ranch Parkway, Suite 200
Seal Beach, CA 90740
Telephone: 562-493-2804
Fax: 562-546-0097

BUYER

Dated as of October 17th, 2007

Sales Agreement No: 100-07

LNG SALES AGREEMENT
(Sales Agreement No. 100-07)

THIS LNG SALES AGREEMENT (this “Sales Agreement”) is entered into as of the 17th day of October 2007 (the “Effective Date”) by and between CLEAN ENERGY, a California corporation, hereinafter referred to as “Buyer,” and SPECTRUM ENERGY SERVICES, LLC, an Alaska limited liability company, hereafter referred to as “Seller.” Buyer and Seller are sometimes hereinafter referred to, individually, as “Party” and collectively, as “Parties.”

W I T N E S S E T H:

WHEREAS, Buyer is in the business of marketing liquefied natural gas and needs additional liquefied natural gas supplies in Arizona and California in order to meet customer demand;

WHEREAS, Seller is in the business of processing natural gas and developing plants and projects that produce liquefied natural gas;

WHEREAS, Seller is the owner of certain liquefied natural gas production facilities, which when installed at or near Ehrenberg, Arizona as provided below, will have the capacity to produce a certain amount of liquefied natural gas for sale to Buyer on the terms and conditions set forth in this Sales Agreement; and

WHEREAS, Buyer desires to purchase liquefied natural gas from Seller on the terms and conditions set forth in this Sales Agreement,

NOW THEREFORE, in consideration of the covenants and provisions herein contained, Buyer and Seller do mutually agree as follows:

ARTICLE 1 DEFINITIONS

1.1                                 “Adjustment Date” shall be as defined in Article 12.2

1.2                                 “Allowed Power” shall be as defined in Article 14.

1.3                                 “BTU” shall mean British Thermal Unit and shall have the meaning as defined in the American Gas Association Report No. 3 as revised from time to time.

1.4                                 “Business Day” shall mean a day other than Saturday, Sunday or any other day when commercial banks in New York, New York are authorized or required to close.

1.5                                 “Buyer’s Shut Down” shall mean any period during which the LNG Plant is able to produce LNG, but Buyer is unable or elects not to purchase and receive LNG from the LNG Plant.

1.6                                 “Capacity,” or “Plant Capacity,” or “LNG Plant Capacity” shall mean the GPD that the LNG Plant can produce in a Day as described in Article 5.4.

1.7                                 “Day” means a period of time from 12:01 a.m. to Midnight.

1.8                                 “Delivery” or “Delivered” shall mean the transfer of LNG from the LNG Plant into Buyer’s LNG trailers at the Delivery Point.

1.9                                 “Delivery Point” shall mean the connection located on the discharge side of the loading hose at the truck loading facility at the LNG Plant.

1.10                           “Energy Charge” shall be as defined in Article 14.3.

1.11                           “Feedstock Gas” shall mean the Natural Gas delivered to the LNG Plant less any gas returned to the gas supplier.

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1.12                           “Gallon” or “US Gallon” shall be a measure of LNG that weighs 3.55 pounds until as determined in Article 8.1.

1.13                           “Gas” or “Natural Gas” shall mean natural gas delivered by or for Seller to the LNG Plant.

1.14                           “GPD” means Gallons per Day.

1.15                           “Liquefaction Fee” shall have the definition set forth in Article 12.1.

1.16                           “LNG” shall mean liquefied natural gas, largely made up of methane in a cryogenic liquid state.

1.17                           “LNG Plant” or “Plant” shall mean the components required to produce LNG at the Plant Capacity required pursuant to this Sales Agreement at the LNG Plant Site.

1.18                           “LNG Plant Site” shall mean the location of the LNG Plant as defined in Article 4.1.

1.19                           “Market Risk” shall mean Buyer’s risk of not being able to successfully sell LNG to end users or others at all or at a particular price.

1.20                           “MCF” shall mean one thousand (1,000) cubic feet.

1.21                           “MMBTU” shall mean one million (1,000,000) British Thermal Units.

1.22                           “MMCF” shall mean one million (1,000,000) cubic feet.

1.23                           “Month” shall mean a calendar month.

1.24                           “Monthly Liquefaction Charge” shall have the definition set forth in Article 12.1 below.

1.25                           “Natural Gas Provider” shall mean the vendor of Natural Gas which supplies the Feedstock Gas.

1.26                           “Sales Agreement Year” shall mean a period of twelve (12) consecutive Months commencing on the first day of the first Month following the initial delivery of LNG from Seller to Buyer, except that the period from the initial delivery of LNG to the first day of the following Month shall be included in the first Sales Agreement Year.

1.27                           “Seller’s Shut Down” shall mean any period in excess of four (4) hours in duration during which Seller is unable to produce LNG at the LNG Plant.

1.28                           “Take or Pay” shall have the definition set forth in Article 16.1 below.

ARTICLE 2 TERM OF SALES AGREEMENT

2.1                                 This Sales Agreement shall be deemed operative and in full force and effect from and after the Effective Date and shall remain operative and in full force and effect for a primary term of ten (10) Sales Agreement Years, unless earlier terminated pursuant to the terms of this Sales Agreement (the “Primary Term”).  Upon expiration of the Primary Term, this Sales Agreement shall automatically renew on a year-to-year basis (each year, a “Renewal Term”) until terminated by either Party at the end of the Primary Term or any subsequent Renewal Term upon at least one hundred and eighty (180) days prior written notice to the other Party.  The Primary Term and all Renewal Terms are collectively referred to herein as the “Term.”

ARTICLE 3 REPRESENTATIONS AND COVENANTS REGARDING LNG FACILITIES

3.1                                 Seller represents and warrants that it is the owner of certain LNG Plant equipment. Seller agrees to install, maintain, and operate the LNG Plant in good safe operating condition, in accordance with generally accepted industry practices and the terms of Article 4 below.

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3.2                                 Buyer represents that it currently has LNG trailers, LNG storage facilities and marketing and distribution systems in place and available for the receipt, collection, distribution and marketing of LNG at and from the Delivery Point at Seller’s LNG Plant to Buyer’s customers or marketing distribution points (the “Buyer System”).

3.3                                 Other representations or warranties are set forth elsewhere in this Sales Agreement.

ARTICLE 4 CONSTRUCTION OF FACILITIES

4.1                                 Upon execution of this Sales Agreement, Seller shall commence and complete with due diligence the construction and installation of the LNG Plant at or within fifteen miles of Ehrenberg, Arizona  (the “LNG Plant Site”).

4.2                                 Within 30 days following execution of this Sales Agreement, Seller shall deliver to Buyer a construction schedule with a start-up date for the LNG Plant of July 1, 2008 (the “Start-up Date”).

4.3                                 Seller will promptly notify Buyer upon reaching certain milestones to be set forth in the construction schedule.  These milestones shall include the following:  1) Execution of a ground lease between Seller and the land owner; 2) Application for construction permits and other authorizations from governmental authorities required for construction and operation of the LNG Plant (collectively, “Permits”); 3) Receipt of construction Permits from governmental authorities for the LNG Plant; 4) Installation of LNG Plant foundations; 5) Installation of electrical power to the LNG Plant; 6) Setting of key LNG Plant components; 7) Installation of LNG storage tanks; 8) Completion of interconnecting piping; 9) Completion of electrical and instrumentation systems; 10) Completion of integrity testing; 11) Completion of Gas supply interconnecting piping with the Gas Supplier; 12) Functional check out of LNG Plant operation; and 13) Issuance of Certificate of Occupancy or the equivalent thereof authorizing commencement of operation of the LNG Plant.

ARTICLE 5 LNG PLANT CAPACITY AND HOURS OF OPERATION

5.1                                 The LNG Plant will be designed to have and will have the Capacity to produce a minimum of 50,000 GPD. However, initially, the LNG Plant may produce fewer than 50,000 GPD due to insufficient electrical power being available from Arizona Public Service Co. (“APS”), the electricity provider to the LNG Plant.  Seller will make commercially reasonable efforts to cause the LNG Plant to produce 50,000 GPD beginning on July 1, 2008, although it shall not be in default of this Sales Agreement if its failure or inability to do so is due to a lack of electrical power from APS.  In no event, however, shall the LNG Plant produce fewer than 20,000 GPD during the period from July 1, 2008 to June 30, 2009.

5.2                                 On and after July 1, 2009, regardless of available electric power supplied by APS, the LNG Plant will produce a minimum of 50,000 GPD.

5.3                                 Prior to the Start-Up Date, Seller will provide prompt written notice to Buyer of anticipated changes in Plant Capacity and keep Buyer promptly apprised of issues it is dealing with regarding Plant Capacity and power availability. After the Start Up Date of the LNG Plant, Plant Capacity will be determined by demonstration over a 24-hour period pursuant to the procedure described in Article 5.4 below. Prior to Start Up Date, Plant Capacity will be determined by thermodynamic modeling.

5.4                                 Seller will arrange for a Plant Capacity test and provide Buyer five (5) Business Days prior written notice of the test to enable Buyer to be present, the first of which shall occur within three (3) months after Plant startup.  Subsequent tests can be requested by Buyer and will be performed within 10 days of the request.  To administer the test, Seller will operate the Plant in a normal mode over a seventy-two (72) hour period during which Plant production will be recorded every twelve (12) hours. The Plant Capacity will be determined by taking the average hourly production over the 72-hour period and multiplying the hourly average by 24.

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                                                Subsequent changes in Plant Capacity will be calculated the same way as the initial Plant Capacity test.

5.5                                 Buyer and Seller shall use commercially reasonable efforts to regulate the Delivery in quantities, at times and in a manner that prevents LNG stored at the LNG Plant from exceeding 100,000 Gallons at any time.

5.6                                 Seller will use commercially reasonable efforts to regulate its production schedule so that LNG produced by the LNG Plant will be available for Delivery at as much of a uniform rate of flow as is practicable.

5.7                                 Subject to Seller Shut Downs, the LNG Plant shall be operational 24 hours per Day and Buyer may take Delivery at any time during the time the LNG Plant is operating.

ARTICLE 6 QUALITY OF LNG

6.1                                 The LNG Delivered at the Delivery Point hereunder, shall:

(a)                                  be free of solids, sand, salt, dust, gums, crude oil, and other objectionable substances which may be injurious to facilities and systems designed for LNG use;

(b)                                 contain not more than one mole percent (1%) of ethane;

(c)                                  contain at least ninety-seven mole percent (97%) of methane;

(d)                                 contain not more than three mole percent (3%) of nitrogen;

(e)                                  when delivered to the loading pumps, the LNG will have a saturation pressure not to exceed 15 PSIG; and

(f)                                    be free of odor.

ARTICLE 7 DELIVERY POINT

7.1                                 Delivery of LNG purchased by Buyer hereunder from Seller shall be made at the Delivery Point.  As part of Seller’s obligation to construct the LNG Plant, Seller, at its cost, will install facilities sufficient to enable Buyer’s personnel to operate and pump LNG into Buyer’s LNG trailers.

ARTICLE 8 MEASUREMENT

8.1                                 The unit of measurement for LNG delivered under this Sales Agreement shall be one Gallon of LNG. Unless otherwise stated, all quantities given herein are in terms of such unit. For the purposes of this Sales Agreement, each such Gallon shall weigh 3.55 Pounds until actual LNG produced from the Plant is analyzed to determine the composition and the weight of one US Gallon. The computations used to determine the actual weight in Pounds per Gallon and Gallons per MMBTU will be performed by CHI Engineering Co. or another third party engineering firm mutually agreed upon using Gas Processors and Suppliers Association (GPSA) standards.

8.2                                 Seller shall calibrate its truck scale on an annual basis. If either Party, at any time, desires a special test of the scale, it will promptly notify the other Party, and the Parties will then cooperate to secure a calibration test and a joint observation of any adjustments, if such adjustments are necessary. If the scale is accurate upon calibration to within 2%, the Party who requested the test will pay for the calibration test. If, upon calibration, the scale equipment is found to be inaccurate by two percent (2%) or more, Seller shall pay the cost of the test and registrations thereof shall be corrected at the rate of such inaccuracy for any period which is definitely known and agreed upon, but in the case the period is not definitely known and agreed upon, then for a period extending back one half (1/2) of the time elapsed since the last date of

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                                                calibration or 3 months whichever is shorter. The amount of inaccuracy, if over 2%, will be invoiced or credited to the appropriate Party within 10 days. Following any test, scale equipment found inaccurate shall immediately be restored as closely as possible to a condition of accuracy. If, for any reason, the scale is out of service or out of repair so that the amount of LNG delivered cannot be ascertained or computed from the reading thereof, the LNG delivered during the period such scales are out of service, or out of repair, shall be transported to an agreed upon alternative truck scale.

8.3                                 Seller’s scale shall be of sufficient quality to be approved and certified by the local governmental agency having jurisdiction over weights and measures.  Seller will provide detailed information to Buyer about the scale prior to acquiring the scale for installation into the LNG Plant and provide Buyer with the option of paying Seller to upgrade the scale to a model preferred by Buyer that can weigh individual truck axle groupings as well as total truck weights.  Seller will provide Buyer seven (7) days to determine if it wishes to pay for such an upgrade.  In the event Buyer elects to pay for said upgrade, it will become the property of Seller.

8.4                                 Buyer anticipates that it will be able to recover LNG vapors from its LNG trailers upon their arrival at the LNG Plant for delivery.  Buyer and Seller will cooperate in developing a method of transferring such vapor to the LNG Plant and measuring the volume of LNG derived from such vapor recovery, for which volume Buyer shall receive a credit against Buyer’s payments to Seller under Article 15.1.

ARTICLE 9 SELLER’S SHUT DOWN

9.1                                 The LNG Plant is engineered to operate 345 Days per year. Seller will provide Buyer with at least one Month advance notice in writing of any planned Seller’s Shut Down in any Month.  Buyer will provide Seller with its preferred schedule for Delivery at the Delivery Point.  Buyer acknowledges that there will only be one (1) loading rack and scale at the LNG Plant and that it will thus not be possible to load multiple trucks simultaneously and agrees to take such fact into account in developing its LNG Delivery schedules. The Parties will cooperate to make the scheduled Seller’s Shut Downs coincide with times that are as convenient as practicable for Buyer.

9.2                                 In the event of an unscheduled Seller’s Shut Down due to mechanical problems, interruption in electricity supply or Natural Gas supply or any Force Majeure condition, Seller will immediately notify Buyer of the circumstances, and provide sufficient details to Buyer. Seller will keep Buyer promptly apprised of any change in status of Seller’s Shut Down.

9.3                                 In the event that for any reason, other than a Default by Buyer or Seller’s Shut Down not exceeding ten (10) Days, Seller is unable or unwilling to operate the LNG Plant, Buyer shall have the right, but not the obligation, to operate the LNG Plant as an independent contractor, until such time as Seller is able or willing, as the case may be, to operate the LNG Plant.  In such event, Buyer shall be entitled to reimbursement of its reasonable costs of operating the LNG Plant, which reimbursement shall be by way of offset against Buyer’s payments to Seller under Article 15.

ARTICLE 10 BUYER’S SHUT DOWN

10.1                           In the event that Buyer, for whatever reason(s), other than Force Majeure, elects not to take LNG from the Plant or to take less than Plant Capacity for a prolonged period, Buyer will give as much advance written notice to Seller as reasonably possible under the circumstances of its intention to discontinue taking LNG from the Plant or to take less than Plant Capacity, and the anticipated duration of discontinuance or reduction.  Buyer will be responsible for taking away any remaining LNG product stored at the Plant.  Under these circumstances Buyer shall be subject to its Take or Pay Monthly Quantity pursuant to Article 16 below.

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ARTICLE 11 PRICE

11.1                           Subject to all of the terms and conditions of this Sales Agreement, Buyer shall pay Seller the sum of (1) the Monthly Liquefaction Charge, (2) the Gas Cost of the natural gas purchased in accordance with Article 13, and (3) the Energy Charge to produce the LNG, as defined in Article 14.

ARTICLE 12 MONTHLY LIQUEFACTION CHARGE

12.1                           The initial liquefaction fee is [***] per Gallon of LNG Delivered to Buyer (the “Liquefaction Fee”).  The “Monthly Liquefaction Charge” shall mean the Liquefaction Fee times the number of Gallons delivered to Buyer during a Month.

12.2                           On January 1, 2009 and on January 1st of each subsequent year during the Term of this Sales Agreement (each, an “Adjustment Date”), the Liquefaction Fee shall be subject to an annual adjustment. The annual adjustment shall be equal to the percentage change, upward or downward, in [***] (the “Index”), during the one-year period ending on the applicable Adjustment Date; provided, however, in no event shall any such annual adjustment exceed [***] and in no event shall the Liquefaction Fee be less than the amount specified in Article 12.1. For example, the first such adjustment shall be effective as of January 1, 2009 based on the change in the Index from January 1, 2008 through January 1, 2009 as described above and subject to the foregoing limitations.

ARTICLE 13 GAS COST

13.1                           Seller shall make arrangements for the purchase of Feedstock Gas for the Plant. Seller will propose its preferred method of purchasing the Feedstock Gas to Buyer including, without limitation, how it will be priced and any other terms associated with acquiring the Feedstock Gas.  Buyer will be provided with a thirty (30) day period within which to object to the purchase method and propose an alternative.  In such event, the Parties shall negotiate in good faith to agree upon the Feedstock Gas purchase method to be implemented and used by Buyer that will provide the quantities of Feedstock Gas needed by Seller to satisfy its obligations under this Sales Agreement at the lowest total cost practicable.  In the absence of any objection and proposed alternative by Buyer within such 30-day period, Seller will execute the purchase arrangements proposed as Seller’s preferred method and Buyer will reimburse Seller for the cost of purchased Feedstock Gas.  In the event the parties cannot agree upon the purchase method, Buyer shall be responsible for obtaining at its sole cost and expense Feedstock Gas for the LNG Plant and for delivering the same thereto in sufficient quantities to allow Seller to satisfy its obligations under this Sales Agreement in accordance with and subject to Article 13.2 below.  Unless Buyer pays the supplier of the Feedstock Gas, the quantity of purchased Feedstock Gas for which Seller will be reimbursed will be determined by the weights from the scale readings used to calculate the LNG sales volume and shall exclude any Feedstock Gas that is lost or combusted in the LNG production process. The costs to be reimbursed shall include not only the cost for the volume of Feedstock Gas converted to LNG as described above, but also the transportation costs, metering and blending charges and all other costs associated with purchasing the Feedstock Gas and having it delivered to the LNG Plant (said cost of Feedstock Gas and such other costs collectively, the “Gas Cost”).  In the event of a Take or Pay situation based on a Buyer’s Shut Down, the Gas Cost will also include any penalty, take or pay charges, transportation charges and/or other fees or charges Seller has to pay for not taking the Feedstock Gas.

13.2                           In the event Buyer wishes to make its own arrangements for Natural Gas deliveries to the LNG Plant and pay directly for this Natural Gas supply, it shall provide Seller with no less than sixty (60) days prior written notice of its intent to do so.  As part of such notice, Buyer will propose to Seller its preferred method of purchasing the Gas, how it will be priced and delivered to the Plant, and any other terms associated with acquiring the Gas.  Seller will have a thirty (30) day period to object to the purchase method if it believes that the proposed arrangement will adversely affect its ability to perform its obligations under this Sales Agreement.  In such event,

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                                                the Parties shall negotiate in good faith to agree upon the Natural Gas purchase arrangement to be entered into by Buyer that will provide the quantities of Natural Gas needed by Seller to satisfy its obligations under this Sales Agreement.  In the absence of any objection by Seller within such 30-day period, Buyer shall execute the purchase arrangements proposed and give written notice to Seller of the date on which the new arrangement will be implemented so that Seller may cancel Seller’s existing purchase agreements.  Seller shall reimburse Buyer for any gas consumed in the LNG production process at a price not to exceed Buyer’s supply Gas Cost.  Any early termination penalties or other costs that Seller may incur due to its cancellation of gas purchase agreements or other arrangements and substitution of Buyer’s new arrangement will be reimbursed by Buyer within thirty (30) calendar days after Seller’s invoice(s) therefore. If Buyer elects to supply Natural Gas pursuant to this Article, Buyer will arrange for and pay directly for all transportation, metering and blending charges and other gas acquisition costs associated with said volume of Natural Gas, and Buyer will indemnify and hold Seller harmless from any and all claims, losses, liability, costs or expenses associated with the supply of Gas to the Plant unless attributed to the Seller or to a Force Majeure.  In the event of a Seller’s Shut Down, Seller will indemnify and hold Buyer harmless from any and all claims, losses, liability, costs or expenses associated with the supply of Gas to the Plant including any penalty, take or pay charges, transportation charges and/or other fees or charges Buyer has to pay for not taking the Natural Gas unless due to a Force Majeure event.

ARTICLE 14 ENERGY CHARGE

14.1                           In addition to the other charges payable by Buyer to Seller under this Sales Agreement, Buyer shall pay to Seller an Energy Charge on a monthly basis.  The method used to calculate the amount of the Energy Charge will be identical to the method used by Arizona Public Service Company (APS) as if APS had delivered the “Allowed Power” during the subject month.

14.2                           The Allowed Power has two components: (1) the quantity of power delivered measured in kilowatt hours (kwh), which will be calculated by multiplying the Gallons delivered in the subject month by [***] and (2) the monthly power demand as measured in kilowatts (kw), which shall be determined by multiplying [***] for the subject month by [***].  For the purposes of calculating the monthly power demand, Plant Capacity will not exceed 50,000 Gallons per day without Buyers prior written approval.

14.3                           The Energy Charge will be calculated by multiplying each of the respective Allowed Power components, as calculated in accordance with Article 14.2, by the applicable rates for Transmission Service contained in Arizona Public Service Company’s (APS) Rate Schedule [***], or as amended from time to time and approved by the Arizona Corporation Commission or its successor, and the Energy Charge will also include all other adjustments, assessments, charges and taxes that APS is required to charge its customers under the Transmission Service contained in its Rate Schedule [***] or, as amended from time to time and approved by the Arizona Corporation Commission or its successor..

14.4                           If APS changes its demand charge structures, then both Parties will negotiate a new Energy Charge in a manner that is consistent with Article 14.1.

ARTICLE 15 BILLING AND PAYMENT

15.1                           On or before the 15th day of each Month, Seller shall render to Buyer an invoice showing the number of Gallons of LNG delivered to Buyer at the Delivery Point during the preceding calendar Month and the amount due to Seller according to the measurement, terms, conditions and price herein provided. The invoice will separately identify and include the number of delivered Gallons, Take or Pay Gallons, if any, Monthly Liquefaction Charge, Gas Cost, Energy Charge for the previous Month, and Conditioning Fees, if any. In the case of the Energy Charge, information in the invoice will include the current published APS rates applicable to the respective month.  Buyer will provide Seller with the form Buyer desires Seller to use in generating the invoice prior to the start up of the LNG Plant.

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15.2                           In the event Buyer supplies the Natural Gas to the Plant in accordance with Article 13.2, Buyer  shall invoice Seller for the difference between what Buyer was charged for the Natural Gas and the quantity of Natural Gas condensed into LNG and Delivered for the subject month.  Seller shall pay the invoice in accordance with Article 15.4.

15.3                           Seller will install an enclosed, air conditioned room that will be close to the truck loading facility so that Buyer can install point of sale systems that will produce a bill of lading for each load of LNG Delivered.  Seller will provide scale weight indicators and data so Buyer may interface it with Buyer’s systems.  Seller will provide composition of the LNG to be loaded so Buyer’s system can also utilize this data.  Seller shall provide Buyer with loading controls such that Buyer’s system will have to authorize any and all Deliveries.  Buyer’s system will produce a duplicate bill of lading for each Delivery that will be kept by Seller at the LNG Plant for a period of 24 months.

15.4                           All invoices will be paid within thirty (30) calendar days of the invoice date by electronic funds transfer to invoicing Party’s bank account the amount as shown on the above mentioned invoice. In the event either Party disputes any portion of the amount on the invoice, said Party shall pay those amounts not in dispute and notify the other Party in writing of the details associated with the disputed amount no later than fifteen (15) days after the invoice date.

15.5                           In the event an error is discovered in the amount shown to be due in any invoice such error shall be adjusted without interest or penalty as soon as reasonably possible; provided, however, any invoice shall be final as to both Parties unless written notice of an error in such invoice is given by a Party to the other Party within one (1) year after payment therefore has been made. Such notice shall be effective when received by the Party to which such notice is sent.

15.6                           In the event a Party fails to pay all of the amount of any invoice, as set forth in Articles 15.1, 15.2, and 15.4 above, upon written notice from the invoicing Party to the other Party, the other Party shall have ten (10) days to cure the Default condition.  Upon the other Party’s failure to cure the Default condition, the invoicing Party shall have the right to (a) require payment in advance of each Delivery, or (b) withhold and set off payment of any amounts of monies due or owing by Seller to Buyer, whether in conjunction with this Sales Agreement or otherwise, against any and all amounts due or owing by Buyer to Seller under this Sales Agreement, or (c) suspend or discontinue services until such amount is paid, or (d) terminate this Sales Agreement. In addition, in the event an invoice is not paid within the time set forth in Article 15.4, the undisputed invoice balance will accrue a late fee of one percent (1%) of the undisputed balance for each month payment is late. The exercise by the invoicing Party of any of these options shall not preclude the invoicing Party from pursuing any other available remedy in equity or at law. The prevailing Party shall be entitled to claim recovery pursuant to Article 33.2.

15.7                           Seller and Buyer shall each preserve all records pertaining to this Sales Agreement, including all test and measurement data and charts, and all test equipment calibration records for a period of at least two (2) years, or longer as shall be required under law or regulation.  Each Party, or its designated representative shall have access to the books and records of the other Party upon reasonable notice during regular business hours to the extent such records are applicable to the quality, measurement, billing, pricing and quantities of LNG delivered hereunder.

ARTICLE 16 TAKE OR PAY

16.1                           It is recognized that (a) Seller is making a considerable financial investment in the capital cost of the LNG Plant and a financial return is required and Seller is relying solely on Buyer’s commitments and obligations under this Sales Agreement for such return and that Seller is granting an exclusive marketing arrangement to Buyer pursuant to this Sales Agreement; (b)

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                                                Seller would not undertake the cost of building the LNG Plant were it not for Buyer’s agreement as set forth herein to agree to purchase the entire Plant Capacity.  Therefore, Buyer agrees to pay Seller for the Take or Pay Monthly Quantity regardless of Buyer’s ability to take Delivery of the Take or Pay Monthly Quantity of LNG and thus, the Market Risk is fully assumed by Buyer by its execution of this Sales Agreement.  In the event Buyer for any reason, other than Force Majeure, fails to take delivery of the Take or Pay Monthly Quantity of LNG from Seller, where the Plant Capacity was available to be taken, Buyer will pay Seller an amount equal to (1) the Liquefaction Fee multiplied by the Take or Pay Monthly Quantity, (2) the actual demand charge and other fixed, monthly charges from APS, and (3) any unavoidable Gas Costs related to the shortfall of LNG gallons taken below the Take or Pay Monthly Quantity.  Buyer agrees that the Take or Pay Monthly Quantity for each Month shall be equal to the number of days in such Month multiplied by 45,000 GPD (the “Take or Pay Monthly Quantity”).  By way of example, if a particular Month contains thirty (30) days, the Take or Pay Monthly Quantity for such Month would be (30 days X 45,000 GPD) or 1,350,000 Gallons.  Take or Pay shall apply when the LNG Plant is not experiencing a Seller’s Shut Down, and the Plant Capacity is available to produce LNG and Buyer does not take Delivery of its Take or Pay Monthly Quantity for reasons other than a Force Majeure, Buyer must pay Seller as if Buyer had taken Delivery of the Take or Pay Monthly Quantity of LNG, subject to the provisions of this Article 16.

16.2                           Notwithstanding Article 16.1 above, at times when the quality of LNG delivered by Seller does not meet the specifications set forth in Article 6, Buyer shall only be required to purchase and take delivery of fifty percent (50%) of the Take or Pay Monthly Quantity during such period, but in no case shall Buyer be required to take Delivery of LNG that is less than 92 mole percent methane and not more than 4 mole percent ethane but otherwise meets the specifications listed in Article 6.  In such event, Seller shall have the right to sell the quantities of the off specification LNG not purchased by Buyer to others. Buyer agrees to use its commercially reasonable efforts to market all of the Plant Capacity during such upset periods and Seller agrees to use  commercially reasonable efforts to resolve the composition issue and deliver LNG meeting the specifications set forth in Article 6.1 as soon as practicable.  Both Parties recognize that the composition of the Feedstock Gas might vary from time to time and there is a remote chance that the Feedstock Gas may be too ethane rich for the Plant to remove it to less than the one mole percent (1%) level.

16.3                           Notwithstanding Article 16.1 above, in the event of a Seller’s Shut Down, Buyer is relieved from any Take or Pay liability during the actual period of the Seller’s Shut Down or a Force Majeure event and during the first twenty-four (24) hours after the LNG Plant is restarted.

16.4                           In the event that the Plant Capacity is less than 50,000 GPD as determined in accordance with Article 5.4 or as agreed to by the Parties, the Take or Pay Quantity of 45,000 GPD in Article 16.1 will be reduced on a pro rata basis.

ARTICLE 17 EXCLUSIVITY

17.1                           Seller is constructing the LNG Plant for the purpose of dedicating to Buyer all of the Plant’s Capacity for the term of the Sales Agreement and, subject to exceptions set forth in this Sales Agreement, that it will sell all LNG produced at the Plant to Buyer pursuant and subject to the terms and conditions of this Sales Agreement. Buyer agrees to purchase all of the Plant’s LNG production, not to exceed 45,000 GPD. As such, it is agreed that no LNG will be marketed from this Plant to other parties without the express written permission of Buyer, except as otherwise provided in this Sales Agreement and unless Buyer is in Default. In the event of a Default, as defined in Article 18, by Buyer, Seller shall use commercially reasonable efforts to sell LNG to others.

17.2                           Upon execution of this Sales Agreement, Seller will advise other entities with which it has communicated within the ninety (90) days preceding the Effective Date regarding the sale of LNG by the LNG Plant, that Seller has entered into an exclusive arrangement for the sale of

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                                                LNG to Buyer and at Buyer’s option, will advise those entities of Buyer’s identity so they may contact Buyer if interested in purchasing LNG. Except as otherwise permitted pursuant to the terms of this Sales Agreement, Seller will make no further marketing efforts other than during the 180 day period prior to the expiration of this Sales Agreement, in the event notice is given by either Party not to extend the term of this Sales Agreement as provided in Article 2.1 above.

ARTICLE 18 DEFAULT

18.1                           Seller’s rights upon a payment default by Buyer are set forth in Article 15 above.  Subject to Article 15 and notwithstanding any other provision herein, a Party to this Sales Agreement (the “Defaulting Party”) shall be in default of this Sales Agreement if the Defaulting Party shall (a) default in the payment or performance of any material obligation to the Party not in default (the “Non-defaulting Party”) under this Sales Agreement, and such default shall continue for thirty (30) days after notice of such default from the Non-defaulting Party to the Defaulting Party (or such longer period if such default cannot be cured within such 30-day period provided that the Defaulting Party promptly commences curing within such 30-day period and thereafter pursues the same with due diligence until completion); (b) file a petition or otherwise commence or authorize the commencement of a proceeding or case under any bankruptcy, reorganization, or similar law for the protection of creditors or have any such petition filed or proceeding commenced against it; (c) otherwise become bankrupt or insolvent (however evidenced); (d) be unable to pay its debts as they fall due by acceleration or otherwise; or (e) fails to give adequate security for, or assurance of, its ability to perform its obligations hereunder within ten (10) days of a reasonable request therefore from the Non-defaulting Party (each a “Default”).

18.2                           Upon the occurrence of a Default described above, and for so long as such Default is continuing, the Non-defaulting Party shall, in addition to all other rights and remedies available to the Non-defaulting Party set forth elsewhere in this Sales Agreement, shall have the right to exercise any and all rights and remedies available under applicable law.

18.3                           This Article 18 shall be without prejudice and in addition to any right of termination, setoff, combination of accounts, lien, or other right to which  the Non-defaulting Party is at any time otherwise entitled (whether by operation of law, contract, or otherwise).

ARTICLE 19 LAWS

19.1                           This Sales Agreement shall be subject to, and each Party shall perform its obligations hereunder in compliance with, all valid and applicable laws, orders, rules and regulations made by duly constituted governmental authorities. The interpretation and performance of this Sales Agreement shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflict of law principles which may apply to the laws of another jurisdiction.

ARTICLE 20 LIABILITY AND WARRANTIES

20.1                           Buyer’s Liability for Possession and Control of LNG. As between Buyer and Seller hereto, Buyer shall be deemed to have title to and be in control and possession of all LNG delivered by Seller under this Sales Agreement upon Delivery thereof by Seller to Buyer at the Delivery Point.  From and after such delivery at the Delivery Point, Buyer will be fully responsible and liable for any and all LNG loss, damages, injuries, claims, actions, expenses and liabilities, including reasonable attorney’s fees caused or resulting from Buyer’s handling, transportation and sale of LNG following Delivery and Buyer shall release, indemnify, defend and hold Seller harmless from and against any and all claims, suits, judgments, damages, losses, liability and expenses on account of the foregoing matters for which Buyer is responsible.

20.2                           Seller’s Liability for possession and Control of Natural Gas and/or LNG. As between Seller and Buyer hereto, Seller shall have title and/or custody to and be in control and possession of any Natural Gas and/or LNG from and after the time such Natural Gas is received at the Plant and until the LNG is Delivered to Buyer at the Delivery Point.  Until Delivery at the Delivery Point, Seller will be fully responsible and liable for any and all Natural Gas and/or LNG loss, damages,

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                                                injuries, claims, actions, expenses and liabilities, including reasonable attorney’s fees caused by or resulting from the Natural Gas or LNG and Seller shall release, indemnify, defend and hold Buyer harmless from and against any and all claims, suits, judgments, damages, losses, liability and expenses on account of the foregoing matters for which Seller is responsible.

20.3                           Notwithstanding the foregoing provisions of this Article 20, neither Party shall be required to indemnify the other Party for the other Party’s own negligence.

20.4                           Limitation of Liability. Except when necessary to provide indemnity against a third party claim pursuant to an indemnification obligation of a Party under this Sales Agreement and subject to the Take or Pay obligations set forth in Article 16, neither Party shall be liable to the other for incidental consequential, special, direct, punitive, or exemplary damages.

20.5                           Warranty of Title. Seller warrants that it will, at the time of Delivery of LNG hereunder, deliver said LNG free and clear of all liens, encumbrances, and claims whatsoever, except for Seller’s rights to receive payment therefore pursuant to this Sales Agreement and except to the extent caused by Buyer’s purchases of Natural Gas for the Plant pursuant to the terms of this Sales Agreement. Except as set forth in this Article, Seller shall indemnify, save, and hold Buyer, its subsidiaries and/or affiliates, and their directors, officers, employees, and agents, free and harmless from all suits, actions, debts, accounts, damages, costs, losses, and expenses, including reasonable attorney’s fees, arising from or out of a breach of the warranty contained in this Article 20.5.

20.6                           Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SALES AGREEMENT, SELLER MAKES ABSOLUTELY NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE LNG PLANT OR LNG PRODUCED AND SOLD PURSUANT TO THIS SALES AGREEMENT OR AS TO ANY OTHER MATTER, ALL OF WHICH ARE HEREBY DISCLAIMED.  UNDER NO CIRCUMSTANCES SHALL SELLER, ITS OFFICERS, AGENTS, EMPLOYEES, PRINCIPALS, PARENT OR AFFILIATE BE LIABLE FOR ANY DAMAGE TO ANY EQUIPMENT WHICH SHALL BE OPERATED USING THE LNG PROVIDED HEREUNDER. THE LIABILITY OF SELLER FOR ANY BREACH OF THIS ARTICLE 20.6 SHALL BE LIMITED TO THE REPLACEMENT VALUE OF ANY LNG AND SUCH REASONABLE AND CUSTOMARY TRUCK TRANSPORT COSTS, AS MAY BE INVOLVED IN A DISPUTE.  IN NO INSTANCE SHALL SELLERS UNINSURED LIABILITY FOR THE TOTAL OF ALL SUCH AMOUNTS EXCEED $25,000.00 PER DELIVERY. THE PARTIES SHALL ENDEAVOR TO MITIGATE DAMAGES HEREUNDER.

20.7                           Buyer’s Knowledge of Product, Odorization, and Indemnity. BUYER HEREBY EXPRESSLY REPRESENTS THAT BUYER IS FAMILIAR WITH THE PROPERTIES OF LNG AND NATURAL GAS, AND BUYER AGREES TO INFORM BUYER’S CUSTOMERS, AGENTS, EMPLOYEES, AND/OR PURCHASER(S) OF THE SAME. THE LNG PROVIDED HEREUNDER WILL NOT BE STENCHED AND/OR ODORIZED BY SELLER AND BUYER CERTIFIES, REPRESENTS AND WARRANTS THAT ODORIZATION IS NOT REQUIRED FOR DELIVERY OF LNG TO BUYER UNDER THIS SALES AGREEMENT. BUYER SHALL BE RESPONSIBLE FOR ODORlZlNG THE LNG AFTER DELIVERY IN ORDER TO COMPLY WITH ANY ODOR STANDARDS CONTAINED IN APPLICABLE REGULATIONS, RULES OR LAW . AS SET FORTH ABOVE, BUYER SHALL BE DEEMED TO BE IN EXCLUSIVE POSSESSION AND CONTROL OF THE LNG ONCE BUYER HAS TAKEN DELIVERY AND BUYER ASSUMES ALL RESPONSIBILITY FOR SAFE HANDLING OF THE LNG PROVIDED HEREUNDER FROM THE TIME OF SAID DELIVERY. BUYER SHALL FULLY PROTECT, INDEMNIFY, AND DEFEND SELLER, AND ITS OFFICERS, AGENTS, EMPLOYEES, PRINCIPALS, INSURERS AND PARENT, AND HOLD IT HARMLESS FROM ANY AND ALL CLAIMS, LOSSES, DAMAGES, DEMANDS, SUITS, CAUSES OF ACTION AND LIABILITIES

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                                                (INCLUDING ALL REASONABLE ATTORNEY FEES AND EXPENSES) INCURRED BY OR IMPOSED UPON ARISING, DIRECTLY OR INDIRECTLY, FROM BUYER’S FAILURE TO PROPERLY ODORIZE AND/OR TO EITHER MONITOR OR MAINTAIN ODORIZATION AT OR ABOVE APPLICABLE ODOR STANDARDS OR SO NOTIFY BUYER’S CUSTOMERS, AGENTS, AND/OR EMPLOYEES.

20.8                           Mutual Indemnity for Negligence or Willful Misconduct.  Each Party (the “Indemnifying Party”) shall release, indemnify, defend and hold the other Party and such other Party’s affiliates, parents and subsidiaries and their respective shareholders or other equity owners, directors, managers, officers, employees and agents harmless from and against any and all claims, suits, judgments, damages, losses, liability and expenses arising out of or resulting from the negligence or willful misconduct of the Indemnifying Party or the Indemnifying Parties employees, contractors, agents or invitees.

ARTICLE 21 TAXES

21.1                           None of the fees or charges set forth and described in this Sales Agreement shall be deemed to include any tax. Buyer shall bear sole responsibility and liability for payment of any taxes associated with the purchase, transportation, use, sale or resale of LNG. If Seller is required to pay any tax (other than income tax, property tax, or normal enterprise taxes), Buyer shall promptly reimburse Seller for same upon Seller’s demand, in addition to the other fees and charges provided for in this Sales Agreement. Where applicable, Seller agrees to take receipt of such tax and process same with the appropriate tax authority. Buyer shall be required to provide Seller with proof, satisfactory to the appropriate tax authority, of any and all tax exemptions Buyer may claim, Buyer shall provide Seller with all records and information, satisfactory to the appropriate tax authority, regarding Buyer’s disposition of all LNG delivered hereunder. [***].

ARTICLE 22 FORCE MAJEURE

22.1                           Neither Seller nor Buyer shall be liable to the other for failure, whether in whole or in part to perform or comply with any obligation or condition of this Sales Agreement caused by an event of force majeure which, for purposes of this Sales Agreement shall include, without limitation blockades; embargoes; insurrections; riots; epidemics; flood; washouts; landslides; mudslides; earthquakes; extreme cold or freezing weather; lightning, civil disturbances; failure to prevent or settle any strike; fire; explosions; breakdown or failure or accident to machinery, method of transport or line of pipe, or the order of any court or governmental authority having jurisdiction, war; acts of the public enemy; terrorism; espionage; nuclear disaster; act of God; fire; severe weather; earthquakes; floods; material shortage or unavailability at reasonable cost not resulting from the failing Party’s failure to timely place orders or take other necessary actions therefore; inability or delay in obtaining governmental permits; government codes, ordinances, laws, rules, regulations, or restrictions; or any other cause, whether similar or dissimilar to those above mentioned (excluding, however, any obligation to make payments of monies due hereunder), which is beyond the reasonable control of the Party claiming relief under this provision and which by the exercise of due diligence such Party is unable to prevent or overcome (each, a “Force Majeure Event”). The settlement of strikes and lockouts shall be entirely within the discretion of the Party experiencing the same.

22.2                           Force Majeure Events shall not relieve a party of liability to the extent such causes are the result of the negligence of such Party or in the event of its failure to use all commercially reasonable efforts to remedy the situation, nor shall such causes or contingencies affecting such performance relieve either Party from its obligations to make payments of amounts then due in respect of Feedstock Gas and/or LNG already delivered. For the avoidance of doubt, should Seller’s provision of services or supply of LNG depend in whole or in part upon production from a Plant which is damaged or destroyed, Seller shall not be obliged to repair or rebuild such Plant in order to fulfill the terms of this Sales Agreement.

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22.3                           A Party claiming relief under this Article 22 shall promptly notify the other Party in writing of the event preventing its performance stating facts supporting such claim of inability to perform.  Thereupon, the obligation to deliver or receive the quantities so affected shall be suspended during the continuation of an inability so caused, but for no longer period, this Sales Agreement shall otherwise remain unaffected.

ARTICLE 23 ASSIGNMENT

23.1                           Either Party may assign or otherwise convey any of its rights, titles, or interests under this Sales Agreement to an affiliate of such party or joint venture in which the assigning Party owns a 100% equity interest, without prior approval, but with notice to the other Party; provided that no such assignment shall relieve the assigning Party of its obligations under this Sales Agreement. Either Party may assign or otherwise convey any of its rights, titles or interests to any third party provided it has obtained the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned or delayed, however, Buyer may unreasonably withhold approval of any sale or transfer to any person or business previously or currently in the natural gas vehicle industry.  No assignment of this Sales Agreement by Buyer shall release Buyer or any guarantor from liability under this Sales Agreement unless the assignee’s and any replacement guarantor possess creditworthiness acceptable to Seller, as determined in Seller’s sole and absolute discretion.  Notwithstanding the foregoing, the obligations set forth in Article 29 shall run with the LNG Plant and the land upon which it is situated and be the obligation of the party owning the LNG Plant.

23.2                           Notwithstanding the provisions of Article 23.1, any assignment to a tribe of American indians or any affiliate thereof, shall be subject to and conditioned upon the receipt by Buyer of a waiver of sovereign immunity substantially in the form attached hereto as Exhibit A.

ARTICLE 24 SEVERABILITY

24.1                           Should any section, paragraph, subparagraph, or other portion of this Sales Agreement be found invalid or be required to be modified by a court or government agency having jurisdiction, then only that portion of this Sales Agreement shall be invalid or modified.

                                                The remainder of this Sales Agreement which is still valid and unaffected shall remain in force. If the absence of the part that is held to be invalid, illegal, or unenforceable, or modification of the part to be modified, substantially deprives a Party of the economic benefit of this Sales Agreement, the Parties shall negotiate reasonable and valid provisions to restore the economic benefit to the Party deprived or to balance the Parties’ obligations consistent with the intent reflected in this Sales Agreement. If the Parties are unable to do so, either Party may terminate this Sales Agreement by giving the other Party notice of termination not later than sixty (60) days after the effective date of the order, rule, or regulation so affecting this Sales Agreement. Seller shall also have the right to terminate this Sales Agreement as provided above in the event either the services performed by Seller, or facilities utilized by Seller become subject to regulation which substantially deprives Seller of the economic benefit of this Sales Agreement.

ARTICLE 25 NOTICES

25.1                           Any notice, request, demand, statement, invoice or payment provided for in this Sales Agreement or any notice which a Party may desire to give to the other shall be in writing and shall be, except as otherwise specifically set forth herein, considered as duly delivered (i) as of the date of transmittal if sent by email to the other Party’s email address as set forth below and mailed by certified mail return receipt required (postage prepaid) to the other Party’s address as set forth below, (ii) telecopied (with answer-back confirmation of receipt to the other Party’s fax address as set forth below), or (iii) courier expressed to the other Party at the address set forth below:

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NOTICES TO BUYER:

CLEAN ENERGY
3020 Old Ranch Parkway, Suite  200
Seal Beach, CA 90740
Attention:   Chief Operating Officer and
                     Chief Financial Officer
Telephone: 562-493-2804
Fax: 562-546-0097
Email: mpratt@cleanenergyfuels.com and rwheeler@cleanenergyfuels.com

NOTICES TO SELLER:

SPECTRUM ENERGY SERVICES, LLC
8505 South Elwood Avenue, Building #123
Tulsa, OK 74132
Attention:   President-Managing Member
Telephone: 918-298-6660
Fax: 918-298-6662
Email: ray@latchem.com

PAYMENTS AND STATEMENTS TO SELLER:

SPECTRUM ENERGY SERVICES, LLC
8505 South Elwood Avenue, Building #123
Tulsa, OK 74132
Attention:   President-Managing Member
Telephone: 918-298-6660
Fax: 918-298-6662
Email: ray@latchem.com

25.2                           Either Party may change any of its addresses shown above by notifying the other Party, in accordance with the notice provisions above, of such change.

ARTICLE 26 MODIFICATIONS AND AMENDMENTS

26.1                           Any change, modification, amendment or alteration of this Sales Agreement shall be in writing, signed by the Parties hereto, and no course of dealing between the Parties shall be construed to alter the terms hereof, except as expressly stated herein.

ARTICLE 27 CONFIDENTIALITY

27.1                           The Parties understand and agree that the terms and conditions of this Sales Agreement, all documents referenced herein or exchanged between the Parties and all communications between the Parties regarding this Sales Agreement are considered as being confidential or proprietary (collectively, “Confidential Information”) as between the Parties, and shall not, without the other Party’s prior written consent, be disclosed to any third party, corporation or entity, except  (i) to Affiliates, legal, accounting and other professional advisors, provided that such Party shall be liable under this Article for any such Affiliate’s or any such legal, accounting or other professional advisor’s failure to comply with the terms hereof; (ii) as may be required by governmental authority or court; (iii) as may be necessary to enforce the terms of this Sales Agreement, as provided below.  As a condition of its consent to disclosure of Confidential Information by the other Party as required above, a Party may require redaction of portions of this Sales Agreement or other document containing Confidential Information.  Notwithstanding the foregoing, nothing herein contained shall prevent a Party or its parent or other Affiliate from complying with state and federal securities laws, including without limitation, the filing of this

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                                                Sales Agreement as an exhibit to a filing by the parent of Buyer with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

27.2                           Information will not be deemed Confidential Information if it (i) is or becomes publicly available other than through the actions of the receiving Party; (ii) was previously known to or is independently developed by the receiving Party free of any obligation to keep it confidential; or (iii) was previously disclosed or becomes available to the receiving Party without restriction from a third party whose disclosure did not or does not violate any confidentiality obligation.  Seller acknowledges that Buyer owns and operates a plant that produces liquefied natural gas and is familiar with all aspects of the production of LNG.  A Party shall be excused from these nondisclosure provisions if the disclosure is required by law, rule, regulations or governmental authority or to the extent required for a Party to undertake or defend an action brought by one Party in court to enforce the terms of this Sales Agreement against the other Party.  In the event that a Party is requested or required by law, rule, regulation or governmental authority or court to disclose any Confidential Information of the other Party, it is agreed that it shall provide the other Party prompt notice of such request so that an appropriate protective order may be sought by the affected Party. It is understood that the Party requesting a protective order shall bear all costs related thereto.

27.3                           Each Party shall have the right to review and approve any publicity material, press releases or other public statements by the other that refer to such Party or that describe any aspect of this Sales Agreement.  Each Party agrees not to issue any such publicity materials, press releases, or public statements without the prior written approval of the other party, unless the information has already been made public by the other party, except as is required by the Party or its parent or other Affiliate to comply with federal or state securities laws.  Neither Party shall publish or use any advertising, sales promotions or other publicity materials that use the other Party’s logo, trademarks or service marks without the prior written approval of the other Party, which may be withheld in a Party’s sole discretion.

ARTICLE 28 WAIVER

28.1                           The failure of Seller or Buyer at any time to require performance by the other Party of any provision hereof shall in no way affect the right of either Party to require any performance which may be due thereafter pursuant to such provision, nor shall the waiver by Buyer or Seller of any breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision.

ARTICLE 29 MISCELLANEOUS

29.1                           Conditioning Fee. Buyer shall pay Seller a conditioning fee to take Delivery with a Warm Trailer. Such fee shall be equal to [***] per Delivery into a Warm Trailer (the “Conditioning Fee”).  As used herein, “Warm Trailer” means an LNG trailer that is warmer than minus 230 degrees Fahrenheit (-230°F).

29.2                           Delivery into a Warm Trailer. Buyer shall use its commercially reasonable efforts to bring each LNG trailer to the Delivery Point with the temperature inside its LNG storage tank(s) not greater than -230 degrees F.  When Buyer desires to take Delivery of LNG with a Warm Trailer, Buyer shall contact Seller to agree on a date and time when Buyer shall take such Delivery. In the event that Buyer arrives at the Delivery Point to take Delivery of LNG with a Warm Trailer without Seller having agreed on a date and time for such Delivery, Seller will arrange Delivery as soon as Seller determines that it can accommodate such Delivery. Seller shall require Buyer to pay Seller the Conditioning Fee set forth in this Sales Agreement to take Delivery with a Warm Trailer. Seller shall not be liable for any damage that may occur as a result of the Delivery of LNG into a Warm Trailer.

29.3                           Personal Protective Equipment. Buyer shall ensure that, prior to taking Delivery, all truck operator(s) shall have been provided appropriate personal protective equipment, including, but

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                                                not limited to, flame retardant clothing fully covering the arms, legs and torso, sturdy leather work shoes (not athletic type), apron, hard hat, gloves, splash-proof safety goggles, and facial shield. Buyer shall ensure that, while inside the Plant, including the Delivery point area, the truck operator(s) shall at all times, wear such personal protective equipment and comply with Seller’s Plant safety requirements. While Seller reserves the right to deny Delivery to any person observed not using all appropriate personal protective equipment, Seller has no obligation to observe or ensure that all appropriate personal protective equipment is used.

29.4                           Training. Buyer shall ensure that all truck operator(s) have received instruction in Seller’s truck loading procedures prior to taking Delivery of LNG at Plant. Buyer shall provide no less than one (1) Business Day notice of the arrival of any truck operator(s) that shall require such instruction. Plant personnel shall endeavor to provide instruction in a timely manner upon arrival of the truck. Buyer will cause training to be provided to the truck operator(s) regarding the hazards of handling LNG and the precautions to take to safely load LNG. Buyer shall ensure that while inside the Plant, including the LNG Delivery Point area, the truck operator(s) shall at all times act in compliance with such training and precautions. While Seller reserves the right to deny Delivery to any person not using the truck loading facilities in the proper manner, Seller has no obligation to observe that the truck loading facilities are being used in the proper manner.  Seller acknowledges that Buyer may engage an independent truck operator to haul Buyer’s LNG trailers.  Seller shall provide training to its employees and independent contractors in the proper operation and maintenance of an LNG plant.

29.5                           Insurance. Buyer and Seller shall maintain in force and effect throughout the term of this Sales Agreement, insurance coverage of the types and in the amounts set forth below, which may be under blanket policies, with insurance companies reasonably acceptable to either Party whose acceptance shall not be unreasonably withheld. If either Party violates this provision, the other Party may, at its option and without prejudice to its other legal rights, terminate this Sales Agreement upon reasonable notice.  The limits set forth below are minimum limits and shall not be construed to limit either Party’s liability. All costs and deductible amounts will be for the sole account of each Party for maintaining its own coverage.

Worker’s Compensation Insurance, complying with the laws of any state having jurisdiction over each employee, and employer’s liability insurance with limits of $1,000,000 for each accident, $1,000,000 for each disease for each employee, and a $1,000,000 disease policy limit.

Commercial or comprehensive general liability insurance on an occurrence form with a combined single limit of $1,000,000 for each occurrence, and annual aggregates of $1,000,000 for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and the explosion exclusion shall be deleted.

Automobile liability insurance with a combined single limit of $1,000,000 for each accident for bodily injury and property damage, to include coverage for all owned, non-owned, and hired vehicles.

Excess or umbrella liability insurance with a combined single limit of $1,000,000 for each occurrence, and annual aggregates of $1,000,000 for bodily injury and property damage covering the excess of employer’s liability insurance and the insurance set forth above.

29.5.1                  In each of the policies described above, each Party agrees to waive, and will require each of its insurers to waive, any rights of subrogation or recovery it may have against the other Party, their parents, subsidiaries, or affiliated companies to the extent of the indemnity obligations. Each Party shall name the other Party as an additional insured under the policies described above to the extent of the indemnity obligations.

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29.5.2                  The policies described above will include the following amendment. “This insurance is primary insurance with respect to Seller, its parents, subsidiaries and affiliated companies, and any other insurance maintained by Seller, its parents, subsidiaries, or affiliated companies is excess and not contributory with this insurance,” but only to the extent of liabilities of Buyer not otherwise indemnified under this Sales Agreement and for any indemnities assumed by Buyer under this Sales Agreement.

29.5.3                  Non-renewal or cancellation of policies described above shall be effective only after the other Party shall have received thirty (30) days prior written notice of such non-renewal or cancellation. Prior to the creation of any obligation on the part of Seller to Deliver any LNG hereunder, Buyer shall provide Seller, and Seller shall provide Buyer, with certificates of insurance on an Accord 25 or 25S form evidencing the existence of the insurance coverage required.

29.5.4                  Buyer may self-insure for any of the coverage requested herein provided Buyer has an investment grade credit rating. In the event of self-insurance, the following conditions shall apply: (1) Such self-insurance program shall provide levels of coverage that are equivalent to or greater than the amounts required by this Article either by itself or in combination with any insurance policies that might be purchased; (2) Coverage provided by such self-insurance shall be as broad as the most current ISO forms(s) issued for like or same coverage; (3) Buyer can provide reasonable proof that it has made adequate financial arrangements to fund such self-insurance program; (4) Such self-insurance is permitted by any applicable law; and (5) Such self-insurance shall comply with all the “additional insured” and “waiver of subrogation or recovery” terms and conditions in this Article as if insurance policies had been issued.

29.6                           Right of First Refusal.  Before the Start-up Date, Seller may assign all rights and obligations of this Sales Agreement to a newly created company (“NEWCO”) which will be created to own and manage the LNG Plant and Seller shall own 100% of NEWCO.  This assignment will be permitted and is not subject to a Right of First Refusal (“ROFR”) described in this Article 29.6, provided that in such event, NEWCO shall be subject to the ROFR described in this Article 29.6, and all other obligations of Seller under this Sales Agreement.  In the event Seller or NEWCO wishes to transfer ownership or partial ownership in the Plant or an equity interest in NEWCO or Seller, or the ultimate parent of Seller, if any, such transaction will be subject to the ROFR.  A sale by one partner of Seller or NEWCO of part or all of its ownership interest in Seller or NEWCO to another partner(s) of Seller or NEWCO shall not be subject to the ROFR described below.

29.6.1                  Subject to the immediately preceding paragraph, in the event that Seller seeks to transfer all or part of its interest in the LNG Plant, whether such transfer is structured as an asset sale or a sale of a controlling equity interest in Seller (whether such sale is a single sale or a series of transfers), Seller shall include with the transfer notice delivered in accordance with Article 25 a written right of first refusal notice (a “ROFR Notice”).  Each ROFR Notice shall set forth the proposed transferee’s name and shall include a summary of the terms of the proposed transfer, including without limitation, the purchase price and method of payment, and shall have attached to it a copy of any offer or counteroffer executed or to be executed by Seller and the transferee.  Seller represents and warrants that the purchase price, terms and conditions referred to in the ROFR Notice shall have been arrived at through arm’s length negotiations.  Buyer agrees that any ROFR Notice and the terms therein or attached thereto shall be considered Confidential Information of Seller and shall be subject to Article 26 above.

29.6.2                  If Buyer, within thirty (30) days after receipt of a ROFR Notice, indicates in writing to Seller its agreement to purchase the LNG Plant to be transferred on the terms stated in such ROFR Notice, Seller shall sell and convey such property to Buyer on the same terms and conditions as set forth in such ROFR Notice,.  If Buyer does not notify Seller of its intent to exercise its right of first refusal within such thirty (30) day period, or if Buyer gives Seller written notification that it does not elect to exercise such right of first refusal, then Seller may transfer the LNG Plant free of

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                                                this right of first refusal on the same terms and conditions offered to Buyer as set forth in the ROFR Notice.

29.6.3                  If Seller does not complete the transfer of the LNG Plant described within the ROFR Notice within sixty (60) days of (i) the expiration of the aforementioned thirty (30) day period or (ii) such earlier date on which Buyer notifies Seller that it does not wish to exercise its right of first refusal, or if Seller intends to transfer the LNG Plant on terms and conditions which are changed or modified from those stated in the ROFR Notice, then the transaction or any further transaction shall be deemed a new determination by Seller to transfer the LNG Plant and the provisions of this Article 29.6 shall again be applicable to any proposed transfer.

29.6.4                  Buyer’s right of first refusal as provided herein shall be extinguished if and only if Buyer fails to exercise its right to purchase the LNG Plant within the thirty (30) day period provided above and Seller thereafter transfers the LNG Plant to the transferee and on the terms set forth in the ROFR Notice within the sixty (60) day period provided above, and provided the offer from the transferee presented to Buyer in the ROFR Notice was a valid, bona fide and binding third party offer.  Failure by Buyer to respond to any other offer shall in no way extinguish the right granted to Buyer hereunder which shall in such case continue to burden the LNG Plant.

29.6.5                  As used in this Article 29.6, the term “transfer” shall be defined to mean any transfer, sale, lease, or other conveyance, whether by agreement for sale or in any other manner except as otherwise provided in the first paragraph of this Article 29.6.  A sale of a parent company that holds an interest in NEWCO is not deemed to be a “transfer” provided that the value of the parent company’s interest in NEWCO is less than 25 per cent of the value of the parent company.

29.6.6                  Buyer shall have the right to record a memorandum of its right of First Refusal in the records of the county where the LNG Plant is located.

29.7                           Dispute Resolution Procedures.  In the event a dispute arises between the Parties related to this Sales Agreement, the following process shall be followed:

(a)                  Each Party will designate a senior executive (“Designated Representative”) to represent it in connection with any dispute that may arise between the Parties (a “Party Dispute”).  The Designated Representative shall initially be the persons identified in Article 25.1.  Subsequent changes in a Party’s Designated Representative shall be communicated according to Article 25.

(b)                 In the event that a Party Dispute should arise, the Designated Representatives will meet, with their attorneys, if they so agree, within five (5) Business Days after written request by any Party to any other Party (the “Dispute Notice”) in an effort to resolve the Party Dispute.

(c)                  If the Designated Representatives are unable to resolve the Party Dispute within twenty (20) Business Days following their first meeting, the Party Dispute will be submitted to non-binding mediation in Dallas, Texas before a mediator made available to the Parties through JAMS.

(d)                 In the event that the mediation process fails to result in a resolution of the Party Dispute within sixty (60) days following receipt of the Dispute Notice, the Parties may take any action they may deem necessary to protect their interests.

(e)                  The foregoing provisions of this Article 29.7 shall not be construed to prohibit any Party from commencing, at any time prior to the completion of the process described above,

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                                                any action or proceeding which such Party determines is necessary to protect or preserve any rights or remedies it may have in law or in equity.

ARTICLE 30 INTERPRETATION

30.1                           The captions in this Sales Agreement are for convenience of the Parties in identification of the provisions hereof and shall not constitute a part of the agreement nor be considered interpretive thereof. In the consideration and interpretation of this Sales Agreement, the following shall apply:

(a)                                  This Sales Agreement was prepared jointly by the Parties hereto and not by either Party to the exclusion of the other.

(b)                                 Failure to exercise any right or rights hereunder shall not be considered a waiver of such right or rights in the future.

ARTICLE 31 PRIOR AGREEMENTS

31.1                           This Sales Agreement contains the entire agreement of Buyer and Seller and supersedes all prior understandings or agreements whether oral or written between the Parties, with respect to the matters addressed herein.  This Sales Agreement shall be amended only by an instrument in writing signed by both parties hereto.

ARTICLE 32 TERMINATION

32.1                           In the event that Seller has not produced and delivered to Buyer 45,000 Gallons per day for a minimum of 25 consecutive days from the LNG Plant by December 1, 2009, Buyer may terminate this Sales Agreement upon 60 days written notice to Seller.

32.2                           In the event Seller is unable to complete and start up operations of the LNG Plant by December 1, 2009 due to unforeseen circumstances including but not limited to any legal actions, injunctions, or any governmental authorities, Seller may terminate this Sales Agreement upon 60 days written notice to Buyer.

32.3                           If either Party elects to terminate this Sale Agreement under Article 32.1 or 32.2, neither Party shall be liable to the other Party for any further obligations under this Sales Agreement.

32.4                           In the event Buyer wishes to terminate this Sales Agreement any time during the Term of this Sales Agreement and make a one time payment to Seller in lieu of continuing Take or Pay payments, Buyer may do so according to the following payment schedule. The one time payment will equal the applicable termination fee set forth below at the time of Seller’s receipt of Buyer’s written notice of its exercise of its termination right pursuant to this Article 32.4 in accordance with the table below.  Buyer will include specific details regarding the rational for Buyer’s decision to exercise this determination option.

Sales Agreement Year	Termination Fee

Effective Date through end of Year 1	[***]
Any time during year 2	[***]
Any time during year 3	[***]
Any time during year 4	[***]
Any time during year 5	[***]
Any time during year 6	[***]
Any time during year 7	[***]
Any time during year 8	[***]
Any time during year 9	[***]
Any time during year 10	[***]

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32.5                           In consideration of a payment made in accordance with the foregoing schedule, Seller agrees that without the prior written consent of Buyer, which consent may be withheld in the sole discretion of Buyer, Seller will not, prior to the tenth anniversary of the Effective Date (a) operate, or cause to be operated, the LNG Plant or sell, or cause to be sold, LNG produced by the LNG Plant or (b) sell or lease the LNG Plant to a third party, it being understood and agreed that by virtue of such payment Buyer has in effect paid for the shutdown of the LNG Plant for the remaining term of this Sales Agreement.  Seller may dismantle the LNG Plant and dispose of the components.  Until such time as the Plant may be dismantled and disposed of, Seller agrees to mothball the Plant until the tenth anniversary of the Effective Date of this Agreement, in a manner that it could be restarted to produce LNG in the event Buyer elects at a future date to purchase LNG from the Plant.  In the event Seller wishes to resume LNG production at the Ehrenberg location, Seller shall refund a portion of the Termination Fee which shall be calculated by multiplying the number of years remaining (including the year in which Seller resumes LNG production at the Ehrenberg location) before the tenth anniversary of the Effective Date by [***].  Seller shall have the right to move the Plant to a new location and resume LNG production.  If the LNG produced at the new location competes with Buyer’s operations, Seller shall refund a portion of the Termination Fee which shall be calculated by multiplying the number of years remaining (including the year in which Seller resumes LNG production at the new location) before the tenth anniversary of the Effective Date by [***].

ARTICLE 33 DAMAGES, FEES AND COSTS

33.1                           Except as otherwise expressly provided in this Sales Agreement, the Parties are entitled to recover as their sole and exclusive damages for breach of the price and quantity obligations under this Sales Agreement their actual damages resulting from such breach.

33.2                           In the event litigation is necessary to resolve a dispute, the prevailing Party shall be entitled to receive reimbursement by the other Party of its attorneys’ fees and costs of investigation and defense, and shall have the right to recover those fees and costs from the other Party.

ARTICLE 34 MUTUAL WAIVER OF CERTAIN REMEDIES

34.1                           EXCEPT AS TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS SUBJECT TO SUCH OBLIGATIONS AND SUBJECT TO THE TAKE OR PAY OBLIGATIONS OF BUYER SET FORTH IN THIS SALES AGREEMENT, NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A SALES AGREEMENT BREACH OR TORT OR OTHERWISE, THAT ARISES OUT OF OR RELATES TO THIS SALES AGREEMENT OR ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER.

ARTICLE 35 RELATIONSHIP OF THE PARTIES

35.1                           Seller is selling LNG to Buyer. By entering into this Sales Agreement, the Parties do not intend to create an agency, partnership, joint venture, or distributorship relationship.

ARTICLE 36 EXECUTION REQUIRED

36.1                           This Sales Agreement shall become effective only upon execution by both Parties hereto.

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ARTICLE 37 WAIVER OF RIGHT TO TRIAL BY JURY

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SALES AGREEMENT OR ANY OTHER DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SALES AGREEMENT AND THE OTHER DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS ARTICLE.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this LNG Sales Agreement as of the day and year first above written.

BUYER:	CLEAN ENERGY

By:	/s/ Mitchell W. Pratt
Name:	Mitchell W. Pratt
Title:	Senior Vice President
Date:	October 17, 2007

SELLER:	SPECTRUM ENERGY SERVICES, LLC

By:	/s/ Raymond R. Latchem
Name:	Raymond R. Latchem
Title:	President - Managing Member
Date:	October 17, 2007

Federal I.D. #: 92-0171071

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EXHIBIT A

WAIVER OF SOVEREIGN IMMUNITY DEFENSE; CONSENT TO JURISDICTION

To be completed later with the approval of Buyer.

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